UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                    SUSPENSION OF DUTY TO FILE REPORTS UNDER
                     SECTIONS 13 AND 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.

                          Commission File Number 1-9259

                 AIRLEASE LTD. A CALIFORNIA LIMITED PARTNERSHIP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        555 California Street, 4th Floor, San Francisco, California 94104
                                 (415) 765-1814
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

           DEPOSITARY UNITS REPRESENTING LIMITED PARTNERSHIP INTERESTS
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      None
   (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                     UNDER SECTION 13(A) OR 15(D) REMAINS)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]                      Rule 12h-3(b)(1)(i)  [ ]
     Rule 12g-4(a)(1)(ii)  [ ]                      Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)   [ ]                      Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii)  [ ]                      Rule 12h-3(b)(2)(ii) [ ]
                                                    Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: -0-

     Pursuant to the requirements of the Securities Exchange Act of 1934, Airlease Ltd., A California Limited Partnership, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        AIRLEASE LTD., A CALIFORNIA LIMITED
                                        PARTNERSHIP
                                        (Registrant)


                                        By:  Airlease Management Services, Inc.,
                                             Its General Partner


DATE:   September 30, 2004              By:  /s/ DAVID B. GEBLER
                                             ___________________________________
                                                 David B. Gebler
                                                 Chief Executive Officer